Exhibit 10.22

LICENSE AGREEMENT

BETWEEN

EPITOPE PHARMACEUTICALS, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2006-256, SD2002-051, SD2001-901, SD2000-133, SD1993-268

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Epitope Pharmaceuticals, Inc. (EPI), a Delaware corporation having an address at 9100 South Dadeland Blvd, Suite 1809, Miami, FL 33156 ("LICENSEE") and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Docket No. SD1993-268, entitled “Method and Reagents for the Treatment of Rheumatoid Arthritis"/ "Vaccine Compositions and Methods Useful in Inducing Immune Protection Against Arthritogenic Peptides Involved in the Pathogenesis of Rheumatoid Arthritis"; SD2000-133, "Pan HLA DR Binding Heat Shock Protein Peptides as Immunomodulatory Tools"; SD2001-901, "Pan HLA DR Binding Heat Shock Proteins as Immunomodulatory Tools"; SD2002-051 "Methods of Epitope-Specific and Cytokine/Anticytokine Immunotherapy for Modulation of Pathogenic Immune Responses in Mediated Diseases"; and SD2006-256 "Methods and Formulations for Epitope Specific Immunotherapy" ("Invention"), were made in the course of research at UCSD by Dr. Salvatore Albani et al. (hereinafter and collectively, the "Inventor") and are covered by Patent Rights as defined below;

WHEREAS, the Inventors are or were employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, LICENSEE entered into a secrecy agreement (UC Control No.  2008-20-0308) with UNIVERSITY, effective January 7, 2008, for the purpose of evaluating the Invention;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.  DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1
"Affiliate" means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2
"Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights under the Patent Rights; (ii) granting an option to certain Patent Rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.3	"Field" means diagnosis, treatment and prevention of autoimmune disease.

1.4	"Territory" means world-wide.

1.5	"Term" means the later of (i) the expiration date of the longest-lived Patent Rights on a country-by-country basis. or (ii) five (5) years after market introduction.

1.6
"Patent Rights" means UNIVERSITY's rights in the patents and patent applications listed in Appendix A disclosing and claiming the Invention, filed by Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7
"Technology" means the written technical information including clinical data and nonclinical data relating to the Invention which UNIVERSITY provided to LICENSEE prior to the execution of this Agreement.

1.8
"Licensed Method" means any method that uses Technology, or is covered by Patent Rights, the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.9
"Licensed Product" (“LP”) means any service, composition or product that uses Technology, or is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.10
"Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a  Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the  Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.11
“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights.

1.12
“Pivotal Phase III Clinical Trial” means a clinical trial for which the U.S. Food and Drug Administration (FDA) has indicated, in writing or orally, to LICENSEE and/or Affiliate that the  data generated in this trial will be the principal data used by regulatory agencies to approve or reject a product licensing application for Licensed Product.

1.13	“Indication” means a disease state for which the FDA determines a separate approval is required.

ARTICLE 2.  GRANTS

2.1  License.  Subject to the limitations set forth in this Agreement and Sponsor's Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights and non-exclusive for Technology.

2.2  Sublicense.

(a)  The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense to third parties during the Term but only for as long the license is exclusive.

(b)  With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)  not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)  to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(iii)  within thirty days of the execution of the Sublicense agreement, Licensee shall provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)  collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

          (c)  Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3  Reservation of Rights.

UNIVERSITY reserves the right to:

(a)  use the Invention, Technology and Patent Rights for educational and research purposes;

(b)  publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c)  allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and research purposes in their facilities.

ARTICLE 3.  CONSIDERATION

3.1  Fees and Royalties.  The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)  a license issue fee of twenty-five thousand dollars (US$25,000), within thirty (30) days after the Effective Date.  On the six month anniversary of the Effective Date of this Agreement, LICENSEE shall pay a milestone payment of twenty-five thousand dollars (US$25,000).

(b)  license maintenance fees according to the following schedule:

Anniversary of Effective Date	Amount
1st	$12,000
2nd	$25,000
3rd	$25,000
4th and thereafter	$50,000

provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE  is commercially selling a Licensed Product;

           (c)  milestone payments in the amounts payable according to the following schedule or events:

(i)        For each Indication, the following amounts will be paid:

Event	Amount
(i) First dosing in the Phase I clinical trial for each Indication (other than adult rheumatoid arthritis)	$100,000
(ii) First dosing in the Phase II clinical trial for each Indication (other than adult rheumatoid arthritis)	$250,000
(i) commencing the first Pivotal Phase III clinical trial for a Licensed Product (for each Indication);	$500,000

(ii) acceptance of filing the first NDA or equivalent filed with the US FDA for a Licensed Product (for each Indication)	$500,000
(iii) approval of the first NDA or equivalent from the US FDA for a Licensed Product (for each Indication);	$1,000,000
(iv) approval of first NDA-equivalent incorporating the Licensed Product in Europe (for each Indication)	$1,500,000
(v) approval of first NDA-equivalent incorporating the Licensed Product in Japan (for each Indication)	$1,500,000
(vi) aggregate net sales of Licensed Product reach $100,000,000 (for each Indication)	$1,000,000
(vii) aggregate net sales of Licensed Product reach $1,000,000,000 (for each Indication)	$5,000,000

(ii)  For the diagnostic test, the following amount will be paid:

Event	Amount
(i) first sale of diagnostic Licensed Product	$75,000

(d)  an earned royalty of five percent (5.0%) on Net Sales of Licensed Product by LICENSEE  and/or its Affiliate(s) where Patent Rights exist.  In the event that the LICENSEE and/or its Affiliate(s) commercialize the Licensed Product where there are no Patent Rights, LICENSEE shall pay an earned royalty of two and one half (2.5%) on Net Sales of the Licensed Product.

In the event LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to make, use or sell Licensed Products, LICENSEE may deduct $0.40 from the earned royalties payable to UNIVERSITY for every $1.00 LICENSEE actually pays to said third parties; provided, however, in no event shall the amount payable to UNIVERSITY be less than 60% of the amount otherwise due.  Therefore the earned royalty minimum is three percent (3.0%) on Net Sales of Licensed Product by LICENSEE and/or its Affiliate(s) where Patent Rights exist and one and one half percent (1.5%) where no Patent Rights exist.

(e)  a percentage of all Sublicense Fees received by LICENSEE from its Sublicensees that are not earned royalties pursuant to Sublicenses entered into during the time periods indicated below:

50%	from the Effective Date until the initiation of the first clinical trial for each Indication covered by the Patent Rights
40%	after initiation of Phase I and before the initiation of Phase II for each Indication covered by the Patent Rights;
25%	after the initiation of the first Phase II clinical trials for each Indication covered by the Patent Rights.

Sublicense fees do not include payments that Sublicensees pay to LICENSEE as consideration for a Sublicense that are:

(i) for the performance of or reimbursement for research and development activities by LICENSEE directed towards the commercialization of Licensed Products on behalf of Sublicensees; and/or

(ii) the sale of stock or other equity or debt services at fair market value.

With respect to 3.1 (e) (ii) above, such payments shall not include expenses by LICENSEE for the salaries of administration and management staff (such as CEO, president, CFO, etc.) that are not directly related to the research and development activities of Licensed Product.

(f)           on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on Net Sales of Licensed Product by Sublicensee, the higher of (i) the percentage of royalties received by LICENSEE according to the schedule in 3.1(e); or (ii) royalties based on the royalty rate in Paragraph  3.1(d) as applied to Net Sales of Sublicensee;

(g)           beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to UNIVERSITY in any such year cumulatively amounts to less than:

a.	fifty thousand Dollars ($50,000) for the first year and
b.	seventy-five thousand Dollars ($75,000) beginning the second year; and
c.	one hundred thousand dollars ($100,000) beginning the third year and every year thereafter, until the expiration of this Agreement,

 (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2  Patent Costs.  LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs incurred in the Territory within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE.  Past Patent Costs shall be billed quarterly beginning on the Effective Date according to the following schedule:  $25,000 per quarter for the first three quarters and the remainder in the fourth quarter.

3.3  Due Diligence.

           (a)  LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)           have access to or secure two and one half million dollars of funding (US$2,500,000) on or before two years from the Effective Date of this Agreement;

(ii)           diligently proceed with the development, manufacture and sale of Licensed Products;

(iii)          not to spend less than two hundred thousand dollars (US $200,000) one year from Effective Date and four hundred thousand dollars (US$400,000) two years from Effective Date  and thereafter for the development of each Licensed Product until each Licensed Product is approved;

(iv)          for the Indication of adult rheumatoid arthritis, perform the following activities within the specified number of years from the Effective Date:

Event	Date
(i) an obligation for LICENSEE to commence first dosing in a Phase II clinical study for a Licensed Product	within thirty (30) months from the Effective Date of this Agreement
(ii) first dosing in Phase III clinical study for a Licensed Product	five (5) years from Effective Date
(iii) NDA or equivalent approval by the FDA	nine (9) years from Effective Date

In the event that the LICENSEE is able to obtain via cross-reference, or transfer a copy of the investigational new drug application (IND# BB-6421-1) from the Inventor the following due diligence milestones will apply:

Event	Date
(i) an obligation for LICENSEE to commence first dosing in a Phase II clinical study for a Licensed Product	within twenty four (24) months from the Effective Date of the License Agreement
(ii) first dosing in Phase III clinical study for a Licensed Product	four (4) years from the Effective Date
(iii) NDA or equivalent approval by the FDA	eight (8) years from Effective Date

(iii)           perform the following activities for therapeutic Indications other than adult Rheumatoid Arthritis (RA) within the specified number of years from the Effective Date:

Event	Date
(i) submit IND or equivalent for second Indication	four years from Effective Date
(ii) first dosing in phase I for second Indication	five years from Effective Date
(iii) first dosing in phase II for second Indication	seven and a half years from Effective Date
(iv) first dosing in phase III for second Indication	ten and a half years from Effective Date
(v) file NDA or equivalent for second Indication	eleven and a half years from Effective Date
(vi) approval of NDA or equivalent for second Indication	twelve and a half years from Effective Date

(vi)   perform the following activities for the diagnostic use within the number of years from the Effective Date

Event	Date
LICENSEE shall have initiated human clinical studies of a diagnostic application under the Patent Rights.	two (2) years from the Effective Date,
(i) first sale of diagnostic Licensed Product	four (4) years from Effective Date

 (vii)                      market Licensed Products in the United States within six (6) months of receiving final regulatory approval to market such Licensed Products;

(viii)  reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(ix)  obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

 (b)  If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(ix), then UNIVERSITY shall have the right and option to either terminate certain area(s) or Indication(s) in the Field of this Agreement or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.  Should the LICENSEE determine that it does not wish to continue with certain area(s) and/or Indication(s) in the Field under this Agreement, the LICENSEE shall have the ability to return certain area(s) and/or Indication(s) in theField to the UNIVERSITY by providing written notice to the UNIVERSITY, pursuant to Paragraph 7.2 (a)-(b).  Should the LICENSEE return one or more area(s )in  the Field, the LICENSEE shall no longer be subject to the relevant due diligence milestone described in Paragraphs 3.3(a)(i)-(ix).  For the sake of clarity, diagnosis, treatment and prevention are each considered to be an area.

(c)  If, three or more years from the Effective Date, LICENSEE fails to show it has initiated and is maintaining an active therapeutic development program for a clinical Indication in the Field, and UNIVERSITY receives a bona fide inquiry from a third party with a bona fide financial plan that would enable the licensing and development of a therapy for such clinical Indication, UNIVERSITY shall give notice to LICENSEE. LICENSEE shall, within one hundred eighty (180) days, either (i) complete a Sublicense grant to the third party, or (ii) shall provide UNIVERSITY a detailed plan for the development of a product to treat said clinical Indication and shall begin actual implementation  and maintainence of, such plan immediately. If LICENSEE does not either (i) complete a Sublicense grant or (ii) demonstrate implementation  and maintenance  of said development plan within one hundred eighty (180) days of receipt of such notice from UNIVERSITY, then UNIVERSITY shall have the right to exclude such clinical Indication from the Field.

           (d)  If, one or more years from the Effective Date, LICENSEE fails to show it has initiated and is maintaining an active development program for a diagnostic application for an Indication in the Field, and UNIVERSITY receives a bona fide inquiry from a third party with a bona fide financial plan  that would enable the licensing and development of a diagnostic application for an Indication(s), UNIVERSITY shall give notice to LICENSEE.  LICENSEE shall, within one hundred eighty (180) days, either (i) complete a Sublicense grant to the third party or, (ii) shall provide UNIVERSITY a detailed plan for the development of a diagnostic for said Indication(s) and shall begin actual implementation and maintenance of such plan immediately.  If LICENSEE does not either (i) complete a Sublicense grant or (ii) demonstrate implementation and maintenance of said development plan within one hundred eighty (180) days of receipt of such notice from UNIVERSITY then UNIVERSITY shall have the right to exclude such diagnostic application for an Indication(s) from the Field.

ARTICLE 4.  REPORTS, RECORDS AND PAYMENTS

4.1  Reports.

(a)  Progress Reports.

 On the first anniversary from the Effective Date and ending after first commercial sale of the last Licensed Product to be introduced, LICENSEE shall report to UNIVERSITY progress covering LICENSEE's (and Affiliate's and Sublicensee's) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period.

(b)  Royalty Reports.  After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

(i)  the date of first commercial sale of a Licensed Product in each country;

(ii) the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)  the number of each type of Licensed Product sold;

(iv) Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(v) the method used to calculate the royalties; and

(vi)  the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2  Records & Audits.

(a)  LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)  All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3  Payments.

(a)  All fees reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)           Royalty Payments.

(i)  Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)  LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(iii)  Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY's tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)  If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(v)  In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c)  Late Payments.  In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5.  PATENT MATTERS

5.1  Patent Prosecution and Maintenance.

(a)  Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available,  foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

 (b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)           LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. The University is not obligated to file, prosecute, or maintain Patent Rights where LICENSEE is not paying Patent Costs  at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

(d)           LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2           Patent Infringement.

(a)           In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide 60 days’ notice as set forth in Paragraph 7.1 if LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY. Both UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b)           If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY’S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c)           If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY’S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY’S suit or any judgment rendered in that suit.

(d)           Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows:  (i) for any recovery other than amounts paid for willful infringement:  (A) UNIVERSITY will receive fifteen percent (15%) of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive twenty-five percent (25%) of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive fifty percent (50%) of the recovery if UNIVERSITY incurred any litigation costs in connection with the litigation;  and (ii) for any recovery for willful infringement, UNIVERSITY will receive fifty percent (50%) of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of litigation costs will belong to UNIVERSITY. UNIVERSITY and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(e)           Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(f)           Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(g)           Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought.

5.3  Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6.  GOVERNMENTAL MATTERS

6.1  Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2  Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7.  TERMINATION OF THE AGREEMENT

7.1  Termination by UNIVERSITY.
(a)  If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within ninety (90) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

(b)  This Agreement will terminate immediately, without the obligation to provide ninety (90) days notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of UNIVERSITY's Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2  Termination by LICENSEE.

(a)  LICENSEE shall have the right at any time and for any reason to terminate this Agreement or certains area(s) or Indication(s) in the Field upon a ninety (90)-day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)  Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3  Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

 (a)           Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)   Paragraph 7.4 (Disposition of Licensed Products on Hand);

           (c)    Paragraph 8.2 (Indemnification);

           (d)           Article 9 (USE OF NAMES AND TRADEMARKS);

           (e)           Paragraph 10.2 hereof (Secrecy); and

           (f)           Paragraph 10.5 (Failure to Perform).

7.4  Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1  Limited Warranty.

(a)           UNIVERSITY warrants that it has the lawful right to grant this license.

(b)           The license granted herein and the associated Technology are is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c)           In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the  license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d)           Nothing in this Agreement shall be construed as:

(i)           a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)          an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)           conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)           an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(vi)           an obligation to update Technology.

8.2  Indemnification.

(a)           LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)           LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)           Prior to initiation of human clinical trials, comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, one million dollars (US$1,000,000); (C) personal and advertising injury, one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), one million dollars (US$1,000,000); and

(ii)           Before administration of Licensed Product in humans, comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate ten million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$10,000,000); and

(iii)           the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(iv)           the LICENSEE and/or an Affiliate thereof shall have the option to self insure  upon providing written evidence, acceptable to UNIVERSITY, of such self insurance.

(c)           Upon request, LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)           UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1           Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents of the University of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2           UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3           UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1                      Correspondence.  Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

          (a)  on the date of delivery if delivered in person, or

          (b)  five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:
Epitope Pharmaceuticals, Inc.
9100 South Dadeland Blvd.
Suite 1809
Miami, FL   33156
Attention: Nicholas Stergis, M.S.
Vice Chairman
Phone:                 305-670-1535
Fax:           305-670-1575

If sent to UNIVERSITY by mail:
University of California, San Diego
Technology Transfer & Intellectual Property Services
                9500 Gilman Drive
Mail Code 0910
La Jolla, CA 92093-0910
Attention:  Assistant Vice Chancellor

If sent to UNIVERSITY by courier:
University of California, San Diego
Technology Transfer & Intellectual Property Services
10300 North Torrey Pines Road
Torrey Pines Center North, First Floor
La Jolla, CA 92037
Attention:  Assistant Vice Chancellor

For wire payments to UNIVERSITY:
All payments due UNIVERSITY and made by wire transfers shall include an additional wire transfer fee of twenty-five dollar (US$25) to the amount due. Wire transfers shall be made using the following information:

UCSD receiving bank name:	Bank of America
UCSD bank account no.:	1233018188
UCSD bank routing (ABA) no.:	0260-0959-3
UCSD bank account name:	Regents of the University of California, UCSD Depository
UCSD bank ACH format code:	CTX
CHIPS Address:	0959
UCSD bank address:	Bank of America PO Box 37025 San Francisco, CA 94137 U.S.A.
UCSD addendum information:	Reference UCSD-TechTIPS Case No.: 2006-092 Department contact: Financial Manager
SWIFT Address:	BOFAUS3N

A fax copy of the transaction receipt should be sent to Financial Manager at:  (858) 534-7345. LICENSEE is responsible for all bank charges of wire transfer funds. The bank charges should not be deducted from total amount due to the Regents of the University of California

10.2                      Secrecy.

(a)  "Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)  Licensee shall:

                      (i)           use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

                      (ii)           safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

                      (iii)           not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)           is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D)           is required to be disclosed by law or a court of competent jurisdiction; and

(c)           The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3                                Assignability.  This Agreement is binding upon and inures to the benefit of UNIVERSITY, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of UNIVERSITY. The consent of UNIVERSITY will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

10.4                      No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5                      Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6                      Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7                      Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8                      Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9                      Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10                    Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11                    Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

EPITOPE PHARMACEUTICALS, INC.:                                        THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By:           /s/ Nicholas Stergis                                                              By: /s/ Jane Moores
(Signature)                                                                                 (Signature)

Name: Nicholas Stergis                                                                           Jane Moores, Ph.D.

Title:                 Vice Chairman                                                            Assistant Vice Chancellor,
Intellectual Property

Date:   July 9, 2008                                                                              Date:  June 30, 2008

APPENDIX  A
DOCKET	SERIAL #	FILE TYPE	FILE DATE	PATENT NUMBER	PATENT DATE
1993-268-1AU	23,600/95	AUSTRALIA	4/24/95	696,646	07-Jan-99
1993-268-1CA	2,188,582	CANADA	4/24/95
1993-268-1CH	762881	SWITZERLAND	3/17/04	762881	17-Mar-04
1993-268-1DE	762881	GERMANY	3/17/04	762881	17-Mar-04
1993-268-1FR	762881	FRANCE	3/17/04	762881	17-Mar-04
1993-268-1GB	762881	UK	3/17/04	762881	17-Mar-04
1993-268-1IE	762881	IRELAND	3/17/04	762881	17-Mar-04
1993-268-1IT	762881	ITALY	3/17/04	762881	17-Mar-04
1993-268-1JP	7-530288	JAPAN	4/24/95
1993-268-1MX	965692	MEXICO	4/24/04	237007	18-May-06
1993-268-1NZ	284914	NEW ZEALAND	4/24/95	284914	07-Dec-00
1993-268-3AU	19,755/97	AUSTRALIA	2/20/97	727087	15-Mar-01
1993-268-3EP1	07023676.5	EUROPE	2/20/97
1993-268-3KR	707257/1998	KOREA	2/20/97	328112	27-Feb-02
1993-268-3MX	987492	MEXICO	2/20/97
1993-268-3NZ	331989	NEW ZEALAND	2/20/97	331989	12-May-00
1993-268-6	09/616,247	US	7/14/00	7,094,597	22-Aug-06
1993-268-7	10/299,184	US	11/18/02	6,946,132	20-Sep-05
2000-133-1BR	PI0113147-8	BRAZIL	8/8/01
2000-133-1CA	2,418,445	CANADA	8/8/01
2000-133-1EP1	06000232.6	EUROPE	8/8/01
2000-133-1EU	200300132	EURASIA	8/8/01	006650	24-Feb-06
2000-133-1JP	2002-561247	JAPAN	8/8/01
2000-133-1MX	2003/001167	MEXICO	8/8/01
2000-133-1NZ	524042	NEW ZEALAND	8/8/01	524042	08-Sep-05
2000-133-2	09/828,574	US	4/6/01	6,989,146	24-Jan-06
2000-133-3	11/080,458	US	3/14/05
2001-901-2	10/001,938	US	10/31/01	7,301,005	27-Nov-07
2001-901-2AU1	2008200490	AUSTRALIA	10/31/01
2001-901-2BR	PI0115246-7	BRAZIL	10/31/01
2001-901-2CA	2427572	CANADA	10/31/01
2001-901-2CN	01820764.2	CHINA	10/31/01
2001-901-2EP	01992716.9	EUROPE	10/31/01
2001-901-2EU	200300438	EURASIA	10/31/01	005821	30-Jun-05
2001-901-2JP	2002-539369	JAPAN	10/31/01
2001-901-2KR	10-2003-7006068	KOREA	10/31/04
2001-901-2MX	PA/a/2003/003901	MEXICO	10/31/01
2001-901-3	11/938,762	US	11/12/07
2002-051-1AU1		AUSTRALIA
2002-051-1CA	2,461,666	CANADA	9/25/02
2002-051-1EP	2773596.8	EUROPE	9/25/02
2002-051-1JP	2003-530218	JAPAN	9/25/02
2002-051-1MI	10/490,949	US	10/20/05